CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NATCO INTERNATIONAL INC.

a StateplaceDelaware corporation

Natco International Inc., a corporation organized and existing under the laws of the State of StateplaceDelaware, hereby certifies as follows:

FIRST:  The Restated Certificate of Incorporation of the corporation, filed on July 1, 2004 the “Restated Certificate”), shall be amended as set forth in this Certificate of Amendment.

SECOND: Article I of the Restated Certificate is amended to read in its entirety as follows:

“FIRST. The name of this corporation is P2 Solar, Inc.”

THIRD:  This Certificate of Amendment and the amendments set forth herein have been authorized by the unanimous written consent of the Board of Directors of the corporation followed by the written consent of the stockholders of the corporation in accordance with Sections 228 and 242 of the General Corporation Law of the State of StateplaceDelaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of March, 2009.

NATCO INTERNATIONAL INC.

By:

/s/ Raj-Mohinder Gurm

Chief Executive Officer